SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Smith Micro Software, Inc.
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April 25, 2014

Dear Smith Micro Stockholders:

We are pleased to invite you to the Smith Micro Software, Inc. 2014 Annual Meeting of Stockholders that will be held at the offices of Smith Micro Software, Inc., located at 51 Columbia, Aliso Viejo, California 92656, on Thursday, June 5, 2014, at 10:00 a.m. Pacific Time.

The expected actions to be taken at the Annual Meeting, which include the election of two directors, are described in the attached Proxy Statement and Notice of Annual Meeting of Stockholders. Included with this Proxy Statement is a copy of our Annual Report on Form 10-K for the year ended December 31, 2013, which we encourage you to read. It includes our audited financial statements and information about our operations, markets and products.

Your vote is important. Whether or not you plan to attend the Annual Meeting, you can be sure your shares are represented at the meeting by promptly completing, signing, dating and returning the enclosed proxy card in the prepaid envelope provided for your convenience or, if eligible, voting by Internet. If you later decide to attend the Annual Meeting and wish to change your vote, you may do so simply by voting in person at the meeting.

We look forward to seeing you at the Annual Meeting.

Sincerely,

William W. Smith, Jr.
Chairman of the Board, President & Chief Executive Officer

SMITH MICRO SOFTWARE, INC.

51 Columbia

Aliso Viejo, CA 92656

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 5, 2014

Notice is hereby given that the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of Smith Micro Software, Inc. (the “Company”) will be held at the offices of the Company, located at 51 Columbia, Aliso Viejo, California 92656, on Thursday, June 5, 2014, at 10:00 a.m. Pacific Time, for the following purposes as more fully described in the Proxy Statement accompanying this notice:

1.	Election of Directors. The election of two (2) directors to serve on our Board of Directors until the 2017 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

2.	“Say-On-Pay” Proposal. Advisory vote to approve the compensation of named executive officers.

3.	Ratification of the appointment of SingerLewak LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

4.	Other Business. Any other business properly brought before the shareholders at the Annual Meeting, or at any adjournment or postponement thereof.

The close of business on April 10, 2014 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. Only stockholders of record at such time will be so entitled to vote. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our executive offices located at 51 Columbia, Aliso Viejo, California 92656, and at the Annual Meeting.

You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting in person, you can be sure your shares are represented at the meeting by promptly voting and submitting your proxy by Internet (if your shares are registered in the name of a bank or brokerage firm and you are eligible to vote your shares in such a manner) or by completing, signing, dating and returning the enclosed proxy card in the prepaid envelope provided for your convenience. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the Annual Meeting. If you submit your proxy and then decide to attend the Annual Meeting and vote by ballot, your proxy will be revoked and only your vote at the Annual Meeting will be counted.

A majority of the outstanding shares of Common Stock entitled to vote must be represented at the Annual Meeting in order to constitute a quorum. Please return your proxy card in order to ensure that a quorum is obtained.

By Order of the Board of Directors,

Andrew C. Schmidt Corporate Secretary Aliso Viejo, California April 25, 2014

Important notice regarding the availability of proxy materials for the stockholder meeting to be held June 5, 2014: The Proxy Statement and Annual Report are available at http://www.edocumentview.com/SMSI.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY AND SUBMIT YOUR PROXY BY INTERNET IF ELIGIBLE OR BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURNING IT IN THE ENCLOSED ENVELOPE.

SMITH MICRO SOFTWARE, INC.

PROXY STATEMENT

SMITH MICRO SOFTWARE, INC.

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 5, 2014

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

General

This Proxy Statement and the enclosed proxy card are furnished in connection with the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of Smith Micro Software, Inc. (“Smith Micro,” the “Company,” “we,” “our” or “us”), which will be held at the offices of the Company, located at 51 Columbia, Aliso Viejo, California 92656, on Thursday, June 5, 2014, at 10:00 a.m. Pacific Time. Stockholders of record at the close of business on April 10, 2014, the record date, are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. This Proxy Statement, the enclosed proxy card and the Smith Micro Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (the “Annual Report”) are being first mailed on or about April 25, 2014 to stockholders of record as of the record date.

Purpose of the Meeting

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice and are described in more detail in this Proxy Statement. We are not aware of any matter to be presented other than those described in this Proxy Statement.

Voting

Our outstanding common stock, par value $0.001 per share (the “Common Stock”) is the only class of securities entitled to vote at the Annual Meeting. Common stockholders of record on April 10, 2014, the record date, are entitled to notice of and to vote at the Annual Meeting. As of April 10, 2014, there were 38,566,187 shares of Common Stock outstanding and approximately 160 holders of record, according to information provided by our transfer agent. Each share of Common Stock is entitled to one vote. Stockholders may not cumulate votes in the election of directors. A majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting will constitute a quorum.

All votes will be tabulated by our inspector of elections for the Annual Meeting who will separately tabulate affirmative and negative votes, abstentions and “broker non-votes” (i.e., shares held by a broker or other nominee having discretionary power to vote on some matters but not others). Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions will be counted towards the tabulations of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. In the election of directors, the nominees receiving the highest number of affirmative votes shall be elected; broker non-votes and votes marked “withhold” will not affect the outcome of the election. All other proposals require the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote. Broker non-votes will not be counted for purposes of determining whether such proposals have been approved.

If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions, one of two things can happen, depending on the type of proposal. For the ratification of SingerLewak LLP as our independent registered public accounting firm (Proposal 3), the broker may vote your shares in its discretion. For all other proposals, the broker may not vote your shares at all if you do not give instructions.

Proxies

Properly executed proxies will be voted in the manner specified therein. If no direction is made on the proxies, such properly executed proxies will be voted FOR the election of the nominees named under the caption “Election of Directors” as our directors, FOR the proposal regarding an advisory vote on executive compensation and FOR the ratification of SingerLewak LLP as our independent registered public accounting firm for the 2014 fiscal year. You may revoke or change your proxy at any time before the Annual Meeting by filing with the Corporate Secretary at our principal executive offices at 51 Columbia, Aliso Viejo, California 92656 a notice of revocation or another signed Proxy with a later date. You may also revoke your proxy by attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting does not by itself constitute a revocation of your proxy. Please note that if your shares are held of record by a broker, bank or other nominee, you will not be able to vote in person at the Annual Meeting unless you have obtained and present a proxy issued in your name from the record holder.

Voting Electronically via the Internet

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically over the Internet. A large number of banks and brokerage firms provide eligible stockholders who receive a paper copy of the Annual Report and Proxy Statement the opportunity to vote in this manner. If your bank or brokerage firm allows for this, your voting form will provide instructions for such alternative method of voting. If your voting form does not reference Internet information, please complete and return the paper Proxy in the self-addressed, postage prepaid envelope provided.

Solicitation

The enclosed proxy is being solicited by our Board of Directors, and Smith Micro will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward solicitation material to such beneficial owners. We may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. In addition, the original solicitation of proxies by mail may be supplemented by a solicitation by Internet or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services, although we may reimburse reasonable out-of-pocket expenses.

Deadlines for Receipt of Stockholder Proposals

Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the Securities and Exchange Commission (“SEC”) and our Bylaws. Stockholder proposals that are intended to be presented at our 2015 Annual Meeting of Stockholders (the “2015 Annual Meeting”) and included in the proxy solicitation materials related to that meeting must be received by us no later than December 26, 2014, which is 120 calendar days prior to the anniversary date of the mailing of this Proxy Statement. Stockholders are also advised to review our Bylaws which contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals and director nominations. Under our Bylaws, the deadline for submitting a stockholder proposal is not less than 30 days and not more than 60 days prior to the date of the Annual Meeting, but if less than 40 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, then the deadline for submitting a stockholder proposal is the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Under our Bylaws, the deadline for submitting a nomination for a director is not less than 60 days prior to the date of the Annual Meeting. Stockholder proposals and nominations must be in writing and should be addressed to the Corporate Secretary at our principal executive offices located at 51 Columbia, Aliso Viejo, California 92656.

In addition, the proxy solicited by the Board of Directors for the 2015 Annual Meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless we receive notice of such proposal no later than March 11, 2015, which is 45 calendar days prior to the anniversary date of the mailing of this Proxy Statement. It is recommended that stockholders submitting proposals direct them to our Corporate Secretary and utilize certified mail, return receipt requested in order to provide proof of timely receipt. The Chairman of the Annual Meeting reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions set forth in our Bylaws and conditions established by the Securities and Exchange Commission.

We have not been notified by any stockholder of his or her intent to present a stockholder proposal from the floor at this year’s Annual Meeting. The enclosed proxy grants the proxy holders discretionary authority to vote on any matter properly brought before the Annual Meeting.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL 1:

ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation and Bylaws provide for our Board of Directors to be divided into three classes, as nearly equal in number as is reasonably possible, serving staggered terms that expire in different years. At each annual meeting of stockholders, the successors to the class of directors whose term expires are elected to hold office for a term of three years. The term of one class of directors expires at each annual meeting. The preceding notwithstanding, directors serve until their successors have been duly elected and qualified or until they earlier resign, become disqualified or disabled, or are otherwise removed.

Our Board currently has five directors: Andrew Arno, Thomas G. Campbell, Samuel Gulko, William W. Smith, Jr. and Gregory J. Szabo. The class whose term expires at this Annual Meeting contains two directors, Messrs. Smith and Szabo. The Nominating Committee of the Board of Directors selected, and the Board of Directors approved, Messrs. Smith and Szabo as nominees for election at the Annual Meeting to the class being elected at this meeting. The enclosed proxy will be voted, unless authority is withheld or the proxy is revoked, FOR the election of the nominees named below to hold office until the date of our 2017 Annual Meeting or until their successors have been duly elected and qualified or until they earlier resign, becomes disqualified or disabled, or are otherwise removed. Each returned proxy cannot be voted for a greater number of persons than the nominees named on the proxy. In the unanticipated event that a nominee becomes unable or declines to serve at the time of the Annual Meeting, the proxies will be voted for a substitute person selected by the Nominating Committee of the Board of Directors and approved by the Board of Directors. Messrs. Smith and Szabo have agreed to serve if elected, and management has no reason to believe that they will be unavailable to serve.

Directors and Nominees

Nominees for Term Ending at the 2017 Annual Meeting of Stockholders:

Name	Age	Present Position with the Company
William W. Smith, Jr.	66	Chairman of the Board, President and Chief Executive Officer
Gregory J. Szabo (1)(2)	66	Director

(1)	Member of the Audit Committee.
(2)	Member of the Mergers & Acquisitions Committee.

Mr. Smith co-founded Smith Micro and has served as our Chairman of the Board, President and Chief Executive Officer since inception in 1982. Mr. Smith was employed by Rockwell International Corporation in a variety of technical and management positions from 1975 to 1984. Mr. Smith served with Xerox Data Systems from 1972 to 1975 and RCA Computer Systems Division from 1969 to 1972 in mainframe sales and pre-sale technical roles. Mr. Smith received a B.A. in Business Administration from Grove City College. Mr. Smith brings to our Board extensive knowledge about the telecommunications and wireless industries and our company, as a co-founder of our Company and as a result of his 30 years of service with our company, including service as our CEO since our inception. Mr. Smith also possesses particular strengths with respect to leadership and management skills.

Mr. Szabo re-joined the Board in July 2011. He previously served from June 2001 to April 2010. Mr. Szabo has over 30 years of wireless communications experience and is the founder of Ertek Inc. Ertek provides antenna technology to the wireless industry including high performance low cost RFID Tag antennas. He also serves on the Board of Advisors at Across Techs, LLC. Mr. Szabo has served in a series of senior management positions during a 13-year career with AirTouch’s wireless communications operations, through its acquisition by Vodafone and merger with Verizon Wireless in 2000. As Vice President-Network Services, he directed the engineering and operations of the company’s cellular systems in the eastern United States. Earlier, Mr. Szabo held managerial positions with Motorola and Martin Marietta. Mr. Szabo received a Bachelor of Science Degree and Master of Science Degree in Electrical Engineering from Ohio University. Mr. Szabo brings to our Board substantial market knowledge and in-depth insights into the worldwide telecommunications and wireless data and cellular industries.

Continuing Director for Term Ending at the 2015 Annual Meeting of Stockholders:

Name	Age	Present Position with the Company
Thomas G. Campbell (1)(2)(3)	63	Director

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee.
(3)	Member of the Governance and Nominating Committee.

Mr. Campbell became a director in July 1995. From March 1999 to the present, he has served as the Executive Vice President of King Printing, Inc., a book printing and manufacturing company. From July 1996 to March 1999, he was the Vice President of Operations of Complete Concepts, Ltd., a manufacturer and distributor of women’s accessories. From November 1995 to July 1996, Mr. Campbell was an independent management consultant specializing in corporate turnarounds. From February 1995 to November 1995, he served as the Chief Operating Officer of Laser Atlanta Optics, Inc. From 1985 to February 1995, he served in several senior management positions at Hayes, Inc., including Vice President of Operations and Business Development and as Chief Operating Officer and a member of the Board of Directors of Practical Peripherals, a Hayes subsidiary. Prior to 1985, Mr. Campbell was employed by Digital Equipment Corporation. Mr. Campbell attended Boston University. Mr. Campbell brings to our Board extensive executive management experience in the retail and consumer products industries, along with particular strengths with respect to leadership skills, management skills, financial skills, international business skills and corporate governance skills.

Continuing Directors for Term Ending at the 2016 Annual Meeting of Stockholders:

Name	Age	Present Position with the Company
Samuel Gulko (1)(2)	82	Director
Andrew Arno (3)(4)	54	Director

(1)	Member of Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Governance and Nominating Committee.
(4)	Member of the Mergers and Acquisitions Committee.

Mr. Gulko became a director in October 2004. In addition, since September 2002, he has provided tax and consulting services on a part-time basis to a limited number of clients. From July 1996 until his retirement in September 2002, Mr. Gulko functioned as the Chief Financial Officer, and as the Vice President of Finance, Secretary and Treasurer of Neotherapeutics, Inc., a publicly traded biotechnology company (now known as Spectrum Pharmaceuticals, Inc.). During this same period he also served as a member of the Board of Directors of Neotherapeutics, Inc. From April 1987 to July 1996, Mr. Gulko was self-employed as a Certified Public Accountant and business consultant, as well as the part time Chief Financial Officer of several privately-owned companies. Mr. Gulko was a partner in the audit practice of Ernst & Young LLP, an accounting and business services firm, from September 1968 until March 1987. Mr. Gulko holds a B.S. in Accounting from the University of Southern California. As a senior finance executive, Mr. Gulko brings to our Board extensive qualifications and experience in finance and public accounting, including his prior service as an audit partner at Ernst & Young LLP and as a CFO of a publicly-traded company.

Mr. Arno became a director of the Company in July 2011. Mr. Arno has 30 years of experience working with technology companies on Wall Street. Mr. Arno is currently the Managing Director of Emerging Growth Equities, an investment bank, and a Vice President of Sabr, Inc., a family investment group. From May 2012 until March 2013 Mr. Arno was the President of LOMUSA Limited, an investment banking firm. From 2009 until May 2012 Mr. Arno was the Vice Chairman and Chief Marketing Officer and a managing member of Unterberg Capital, LLC, an investment advisory firm. Mr. Arno, along with Thomas I. Unterberg, established Unterberg Capital, LLC in 2009 and launched Unterberg Technology Partners, a long only small cap technology fund in June of the same year. In

September 2009, Mr. Arno became Vice Chairman and Head of Equity Capital Markets of Merriman Capital LLC, an investment banking firm, and served on the board of the parent company, Merriman Holdings, Inc. During that time, he continued to be a managing member of Unterberg Capital, LLC. Prior to establishing Unterberg Capital in 2009, Mr. Arno was a Managing Director of Collins Stewart, an investment banking firm. In July 2007, Collins Stewart acquired C.E. Unterberg, Towbin. Mr. Arno joined C.E. Unterberg, Towbin in 1990 as a Managing Director responsible for Capital Markets and was appointed Chief Executive Officer in 2006. From April 1987 through December 1989, Mr. Arno was a Vice President at Lehman Brothers. From 1981 to April 1987, he served as Vice President in the Individual Investors Services Division of L.F. Rothschild, Unterberg, Towbin Holdings, Inc., where he was involved in portfolio management for high net-worth individuals. Mr. Arno is a graduate of George Washington University. Mr. Arno serves on the board of two non-profit organizations, the New York Service for the Handicapped and the Jewish Community Center of Manhattan. Mr. Arno has served as a board member of the New York Service for the Handicapped for over 10 years. He has served as a board member of the Jewish Community Center of Manhattan for 4 years and is currently the President of the Board and serves on both the audit and executive committees. As a senior finance executive, Mr. Arno brings to our Board extensive qualifications and experience in public company finance and mergers and acquisitions, as well as extensive contacts among investment banking firms and professional asset managers.

Vote Required

The affirmative vote of the holders of a plurality of the outstanding shares of Common Stock present or represented at the Annual Meeting and entitled to vote is required for approval of the election of the nominees as members of our Board of Directors.

The Board of Directors recommends a vote FOR the nominees named above or their substitutes as set forth herein.

PROPOSAL 2

“SAY-ON-PAY” PROPOSAL:

ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

Consistent with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), we are providing our stockholders with the opportunity to cast a non-binding, advisory vote on the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables, and accompanying narrative discussion. At our 2011 Annual Meeting of Stockholders, our Board of Directors unanimously recommended, and our stockholders approved, a one year frequency for the advisory vote to approve the compensation of our named executive officers. The next stockholder advisory vote to approve the compensation of our named executive officers is expected to occur at the 2015 Annual Meeting.

Compensation Philosophy

As described in detail in our Compensation Discussion and Analysis, our executive compensation program is designed to attract, motivate, and retain talented and dedicated executive officers, who are critical to our success. Under this program, a significant portion of our named executive officers’ overall compensation is tied to the achievement of key strategic financial and operational goals, as measured by metrics such as revenue and adjusted profitability. The following highlights our approach to executive compensation:

Competitive Positioning: We seek to establish the overall compensation of our named executive officers at levels that we believe are roughly comparable with the average levels of compensation of executives at other fast-growing technology companies of similar size.

Significant Majority of Executive Officer Compensation Tied to Performance: Although our executive compensation program has four primary components (base salary, cash bonus awards, equity compensation in the form of restricted stock awards, and benefits and perquisites) performance-based incentive compensation constitutes by far the largest portion of potential compensation for our named executive officers.

Limited all other Compensation: Consistent with our “pay-for-performance” philosophy, we restrict all other forms of compensation to our named executive officers to levels that are consistent with competitive market practices.

We encourage you to read the Compensation Discussion and Analysis, beginning on page 17 of this Proxy Statement, for a detailed discussion and analysis of our executive compensation program, including information about the 2013 compensation of our named executive officers.

Recommendation

We are asking our stockholders to vote at the Annual Meeting on the compensation paid to our named executive officers, as described in the Compensation Discussion and Analysis, compensation tables, and accompanying narrative discussion as included in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives you as a stockholder the opportunity to endorse or not endorse our compensation program for our named executive officers.

For the reasons set forth above, we are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this Proxy Statement by voting in favor of the following resolution:

“RESOLVED, that the stockholders of Smith Micro Software, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables, and accompanying narrative discussion.”

Effect of Vote

This vote is not intended to address any specific item of compensation, but rather our overall compensation program relating to our named executive officers. Accordingly, your vote will not directly affect or otherwise limit any existing compensation or award arrangement of any of our named executive officers.

Because your vote is advisory, it will not be binding upon the Company, our Board of Directors, or the Compensation Committee of our Board of Directors. Our Board of Directors and the Compensation Committee value the opinions of our stockholders, however, and, to the extent that there is any significant vote against the compensation of our named executive officers as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee take into account the outcome of the vote when considering future compensation arrangements.

Action by Stockholders

Approval of this resolution requires the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting. Abstentions will have the same effect as negative votes. Broker non-votes will not be counted for purposes of determining whether the resolution has been approved.

The Board of Directors recommends a vote FOR the approval of the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

PROPOSAL 3:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On December 8, 2005, our Audit Committee first engaged SingerLewak LLP (“SingerLewak”) as our independent registered public accounting firm to audit our financial statements for the year ending December 31, 2005. The Audit Committee has selected SingerLewak as the Company’s independent auditors for the fiscal year ending December 31, 2014 and has further directed that the selection of the independent auditors be submitted for ratification by the stockholders at the Annual Meeting. Representatives of SingerLewak are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of SingerLewak as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. However, the Board of Directors is submitting the selection of SingerLewak to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

Principal Accounting Fees and Services

The following is a summary of the fees billed to Smith Micro by SingerLewak for professional services rendered for the fiscal year ended December 31, 2013:

Fee Category	Fiscal 2013 Fees
Audit Fees	$180,000
Audit-Related Fees	$60,000
Tax Fees	0
All Other Fees	0

The following is a summary of the fees billed to Smith Micro by SingerLewak for professional services rendered for the fiscal year ended December 31, 2012:

Fee Category	Fiscal 2012 Fees
Audit Fees	$380,000
Audit-Related Fees	$84,000
Tax Fees	0
All Other Fees	0

Audit Fees: This category consists of fees billed for professional services rendered for the audit of our consolidated annual financial statements and internal control over financial reporting, review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees: This category consists of assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.”

Tax Fees: This category consists of fees billed for professional services rendered for tax compliance, tax advice and tax planning.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent registered public accounting firm is required to provide detailed back-up documentation at the time of approval. The Audit Committee may delegate pre-approval authority to one or more of its members. Such a member must report any decisions to the Audit Committee at the next scheduled meeting.

Stockholder Approval

The affirmative vote of a majority of the outstanding voting shares of the Company present or represented and entitled to vote at the Annual Meeting is being sought to ratify the selection of SingerLewak.

The Board of Directors recommends a vote FOR ratification of the appointment of SingerLewak LLP as our independent registered public accounting firm.

CORPORATE GOVERNANCE

Board Member Independence

The Board of Directors has determined that, except for William W. Smith, Jr., all of the members of the Board of Directors are “independent” as independence is defined in the Nasdaq Stock Market qualification standards. Mr. Smith is not considered independent because he is currently employed by the Company.

Executive Sessions

Independent directors regularly meet in executive sessions without the Chairman and CEO or other members of management present to review the criteria upon which the performance of the Chairman and CEO is based, to review the performance of the Chairman and CEO against those criteria, to ratify the compensation of the Chairman and CEO as approved by the Compensation Committee, and to discuss any other relevant matters.

Board’s Leadership Structure

The Board’s current leadership structure is characterized by:

•	a combined Chairman of the Board and Chief Executive Officer;

•	a robust Committee structure with oversight of various types of risks; and

•	an engaged and independent Board.

The Board believes that its current leadership structure provides independent board leadership and engagement while deriving the benefit of having our CEO also serve as Chairman of the Board. As the individual with primary responsibility for managing the Company’s day-to-day operations and with in-depth knowledge and understanding of the Company, he is best positioned to chair regular Board meetings as we discuss key business and strategic issues. This combined structure provides independent oversight while avoiding unnecessary confusion regarding the Board’s oversight responsibilities and the day-to-day management of business operations. We do not have a lead independent director.

Risk Oversight

Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of our strategic and organizational objectives, to improve long-term organizational performance and enhance shareholder value. A fundamental part of risk oversight is to understand the risks our Company faces, the steps management is taking to manage those risks and to assess management’s appetite for risk. It is management’s responsibility to manage risk and bring to the Board’s attention material risks facing our Company. Our Board receives regular reports from management on matters relating to strategic and operational initiatives, financial performance and legal developments which are each integrated with enterprise-risk exposures. Our Board also approves our CEO’s performance goals for each year. In doing so, the Board has an opportunity to ensure that the CEO’s goals include responsibility for broad risk management. The involvement of the full Board in setting our strategic plan is a key part of its assessment of the risks inherent in our corporate strategy.

While the Board has the ultimate responsibility for overall risk oversight, each committee of the Board also has responsibility for particular areas of risk oversight. For example, the Audit Committee focuses on financial risk and internal controls, and receives an annual risk assessment report from our external auditors. In addition, the Compensation Committee evaluates and sets compensation programs that encourage decision making predicated upon a level of risk consistent with our business strategy. The Compensation Committee also reviews compensation and benefit plans affecting employees in addition to those applicable to executive officers. Finally, the Governance and Nominating Committee oversees governance and succession risk, including Board and CEO succession and evaluates director skills and qualifications to appoint particular directors to our standing committees based upon the needs of that committee. Each committee makes reports regarding their area of responsibility to the Board at the regularly scheduled Board meeting immediately following the committee meeting.

Board Meetings and Committees

Our Board of Directors held six meetings and acted by written consent one time during 2013. During the period in which each director served on the Board, each director attended or participated in 75% or more of the aggregate number of meetings of the Board and of meetings of the committees of the Board on which such director served.

Although we do not have a formal policy regarding attendance by members of the Board of Directors at our annual meeting of stockholders, directors are encouraged to attend our annual meetings. Two of our current directors attended our annual meeting of stockholders in 2013.

Our Board of Directors has established four standing committees: an Audit Committee; a Compensation Committee; a Governance and Nominating Committee; and a Mergers and Acquisitions Committee. Each of these committees has adopted a written charter. All members of the committees are appointed by the Board of Directors and are non-employee directors and independent within the meaning of the Nasdaq Stock Market listing standards.

Audit Committee. Our Audit Committee is comprised of three members: Messrs. Campbell, Gulko and Szabo. The Board of Directors has determined that all of these members of the Audit Committee are independent within the meaning of the Nasdaq Stock Market listing standards and also within the meaning of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that each member can read and has an understanding of fundamental financial statements. The Audit Committee reviews our financial statements and accounting practices, makes recommendations to the Board of Directors regarding the selection of our independent registered public accounting firm and reviews the results and scope of our annual audit and other services provided by our independent registered public accounting firm. The Audit Committee also is responsible for establishing, and has established, procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. In addition, all related party transactions are reviewed and approved by the Audit Committee. The Board of Directors has adopted and approved an amended and restated written charter for the Audit Committee. A current copy of this charter is posted on our website at http://www.smithmicro.com under the Investor Relations section. Mr. Gulko is the Audit Committee Chairman and has been designated by the Board of Directors as the Audit Committee’s financial expert, as that term is described in the rules of the SEC. The Audit Committee held five meetings during 2013.

Compensation Committee. The Compensation Committee is comprised of two members: Messrs. Campbell and Gulko. The Board of Directors has determined that all the members of the Compensation Committee are independent within the meaning of the Nasdaq Stock Market listing standards. The Compensation Committee administers our executive compensation programs and makes recommendations to the Board of Directors concerning officer and director compensation. The Compensation Committee also has the authority to administer the Amended and Restated Smith Micro 2005 Stock Option/Stock Issuance Plan (the “2005 Plan”) and to award stock options and direct stock issuances under that plan to our officers and employees. The Board of Directors has adopted and approved a written charter for the Compensation Committee. A current copy of this charter is posted on our website at http://www.smithmicro.com under the Investor Relations section. The Compensation Committee held one meeting during 2013.

Governance and Nominating Committee. The Governance and Nominating Committee (the “Nominating Committee”) is comprised of two members: Messrs. Arno and Campbell. The Board of Directors has determined that all the members of the Nominating Committee are independent within the meaning of the Nasdaq Stock Market listing standards. The Nominating Committee receives proposed nominations to the Board of Directors, reviews the eligibility of each proposed nominee, and nominates, with the approval of the Board of Directors, new members of the Board of Directors to be submitted to the stockholders for election at each annual meeting. The Board of Directors has adopted and approved a written charter for the Nominating Committee. A current copy of this charter is posted on our website at http://www.smithmicro.com under the Investor Relations section. The Nominating Committee held one meeting during 2013.

When considering a potential candidate for membership on our Board of Directors, our Nominating Committee considers relevant business and industry experience and demonstrated character and judgment. The Nominating Committee considers diversity in identifying candidates by generally seeking to achieve a diversity of occupational and personal backgrounds on the Board. However the Nominating Committee has no formal policy regarding diversity. The Nominating Committee will consider stockholder nominations for directors submitted in accordance with the procedure set forth in Article II, Section 12 of our Bylaws. The procedure provides that a notice relating to the nomination must be timely given in writing to our Corporate Secretary prior to the meeting. To be timely, the notice must be delivered within the time permitted for submission of a stockholder proposal as described herein under “Deadline for Receipt of Stockholder Proposals.” Such notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of each such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of Smith Micro Common Stock that are beneficially owned by such person and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (b) as to the stockholder giving the notice (i) the name and address of such stockholder as they appear on our books and (ii) the class and number of shares of Smith Micro common stock that are beneficially owned by such stockholder. There are no differences in the manner in which the Nominating Committee evaluates a candidate that is recommended for nomination for membership on our Board of Directors by a stockholder. However the Nominating Committee has not received any recommended nominations from any of our stockholders in connection with the 2014 Annual Meeting.

Mergers and Acquisitions Committee. The Mergers and Acquisitions Committee (the “M&A Committee”) is comprised of two members: Messrs. Arno and Szabo. The Board of Directors has determined that all the members of the M&A Committee are independent within the meaning of the Nasdaq Stock Market listing standards. The M&A Committee evaluates and reviews potential acquisition targets, strategic investments and divestitures, and makes recommendations regarding the same to our Board of Directors. The M&A Committee is also charged with overseeing the due diligence process with respect to proposed acquisitions, strategic investments and divestitures. The Board of Directors has adopted and approved a written charter for the M&A Committee. The M&A Committee held no meetings during 2013.

Code of Ethics

We have adopted a Code of Ethics for all of our employees, executive officers and directors. We will provide a copy of the Code of Ethics upon request made by email to investor-relations@smithmicro.com or in writing to Smith Micro Software, Inc. at 51 Columbia, Aliso Viejo, California 92656, Attention: Investor Relations. The full text of our Code of Ethics is posted on our website at http://www.smithmicro.com under the Investor Relations section. We intend to disclose any amendment to the Code of Ethics or waiver of a provision of the Code of Ethics applicable to our executive officers or directors, including the name of the executive officer or director to whom the amendment applies or for whom the waiver was granted, at the same location on our website identified above. The inclusion of our website address in this proxy does not include or incorporate by reference the information on our website into this proxy or our Annual Report on Form 10-K.

Board Communications

Stockholders may communicate with members of the Board of Directors by mail addressed to the full Board, a specific member of the Board or to a particular committee of the Board at our principal executive offices located at 51 Columbia, Aliso Viejo, California 92656.

Certain Relationships and Related Party Transactions

Pursuant to the charter of the Audit Committee of our Board of Directors, all transactions between us and any of our directors, executive officers or related parties are subject to review by the Audit Committee. Since January 1, 2013, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds $120,000 and in which any director, executive officer or beneficial holder of more than 5% of any class of our voting securities or members of such person’s immediate family had or will have a direct or indirect material interest.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2013, which include the consolidated balance sheets of Smith Micro as of December 31, 2013 and 2012, and the related consolidated statements of comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2013, and the notes thereto. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference in such filing.

Review with Management. The Audit Committee has reviewed and discussed our audited financial statements with management.

Review and Discussions with Independent Accountants. The Audit Committee has discussed with SingerLewak LLP, our independent registered public accounting firm for the year ended December 31, 2013, the matters required to be discussed by Statement on Auditing Standard No. 16 (Communications with Audit Committees), which includes, among other items, matters related to the conduct of the audit of our financial statements.

The Audit Committee has also received written disclosures and the letter from SingerLewak LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with SingerLewak LLP its independence.

The Audit Committee has also received written disclosures and the letter from SingerLewak LLP required by Independence Standards Board Standard No. 1 (which relates to the accountant’s independence from us and our related entities) and has discussed with SingerLewak LLP its independence.

Conclusion. Based on the review and discussions referred to above, the Committee recommended to our Board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the SEC.

AUDIT COMMITTEE

Thomas G. Campbell
Samuel Gulko
Gregory J. Szabo

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us as of March 25, 2014 (except where another date is noted below), with respect to beneficial ownership of our Common Stock by (i) each person (or group of affiliated persons) who is known by us to own beneficially more than five percent (5%) of our outstanding Common Stock, (ii) each director, (iii) each of our named executive officers, and (iv) all current directors and executive officers as a group, together with the approximate percentages of outstanding Common Stock owned by each of them. The following table is based upon information supplied by directors, executive officers, and principal stockholders. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Unless otherwise indicated the address of each beneficial owner is c/o Smith Micro Software, Inc., 51 Columbia, Aliso Viejo, CA 92656. The percentage of beneficial ownership is based on 38,552,453 shares of our common stock outstanding as of March 25, 2014.

	Shares Beneficially Owned
Name or Group of Beneficial Owners	Number	Percent
Named Executive Officers and Directors:
William W. Smith, Jr. (1)	3,786,536	9.71%
Thomas G. Campbell (2)	30,500	*
Samuel Gulko (3)	112,000	*
Andrew Arno (4)	100,000	*
Gregory Szabo (4)	121,000	*
Andrew C. Schmidt (5)	611,181	1.58%
Daniel Rawlings (6)	194,722	*
Rick Carpenter	478,568	1.24%
Christopher G. Lippincott (7)	454,553	1.18%
All Executives officers and directors as a group (9 persons) (8)	5,889,060	15.01%

5% Stockholders
Royce & Associates (9)	2,875,878	7.46%
745 Fifth Avenue
New York, NY 10151

*	Represents less than 1%.
(1)	Includes 1,820,115 shares held in the name of The William W. Smith, Jr. Revocable Trust, of which Mr. Smith is the trustee, and 456,250 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days after March 25, 2014.
(2)	Includes 15,000 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days after March 25, 2014.
(3)	Includes 40,000 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days after March 25, 2014.
(4)	Includes 10,000 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days after March 25, 2014.
(5)	Includes 100,000 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days after March 25, 2014.
(6)	Includes 21,875 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days after March 25, 2014
(7)	Includes 35,000 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days after March 25, 2014.
(8)	Includes 688,125 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days after March 25, 2014.
(9)	Based solely upon a Schedule 13G/A filed on January 14, 2014.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based solely on our review of such forms furnished to us and written representations from such reporting persons, we believe that all filing requirements applicable to our executive officers, directors and more than 10% stockholders were met in a timely manner with the exception of one Form 4 for each director, disclosing one transaction, which was filed late.

EXECUTIVE OFFICERS

The following table sets forth certain information regarding our executive officers and certain key officers as of February 14, 2014:

Name	Age	Position(s)
William W. Smith, Jr.	66	Chairman of the Board of Directors, President and Chief Executive Officer
Andrew C. Schmidt	52	Vice President and Chief Financial Officer
Daniel Rawlings	51	Chief Revenue Officer
Rick Carpenter	50	Senior Vice President – Engineering
Christopher G. Lippincott	42	Senior Vice President – Global Operations
David P. Sperling	45	Vice President and Chief Technical Officer
Steven M. Yasbek	60	Chief Accounting Officer

For background information regarding Mr. Smith, see “Proposal 1—Election of Directors.”

Mr. Schmidt joined the Company in June 2005 and serves as the Company’s Chief Financial Officer. Prior to joining Smith Micro, Mr. Schmidt was the Chief Financial Officer of Genius Products, Inc., a publicly traded entertainment company from August 2004 to June 2005. From April 2003 to June 2004, he was Vice President (Finance) and acting Chief Accounting Officer of Peregrine Systems, Inc., a publicly held provider of enterprise level software then in Chapter 11 reorganization. From July 2000 to January 2003, he was Executive Vice President and Chief Financial Officer of Mad Catz Interactive, Inc., a publicly traded provider of console video game accessories. He holds a B.B.A. in Finance from the University of Texas and an M.S. in Accountancy from San Diego State University.

Mr. Rawlings joined the Company as Chief Strategy Officer in late 2012, overseeing Corporate Development, Business Development, Channels & Alliances. In June 2013, Mr. Rawlings assumed the position of Chief Revenue Officer, with responsibility for all revenue streams & customer management functions. Prior to joining Smith Micro, Mr. Rawlings was a Vice President & General Manager – North America – Governance, Rick & Compliance Solutions at Oracle Corporation, a publicly traded technology company from January 2008 to December 2012. Mr. Rawlings has also held sales and management positions at Logicalapps, Perfect Commerce, Khimetrics, Sourcinglink, Ariba and PeopleSoft and started his professional career in 1984. Mr. Rawlings holds a Bachelor of Arts degree from Azusa Pacific University.

Mr. Carpenter joined the Company in May of 2009 as the Vice President of Engineering for the Company’s Connectivity & Security Business Unit and currently serves as the Senior Vice President of Engineering. Prior to joining Smith Micro, Mr. Carpenter served as a Vice President of Engineering at NextWave Wireless where he was responsible for WiMAX chipset development. From 2000 to 2005, he was Director of Software Engineering for CDMA products at AirPrime, which was ultimately acquired by Sierra Wireless. Mr. Carpenter has also held engineering management positions at Motorola and DENSO Wireless and started his professional career in May of 1986. He holds a BS in Computer Science from the University of Texas, Permian Basin and studied Masters-level Computer Science & Engineering at the University of Texas Arlington.

Mr. Lippincott joined the Company in February of 1993. From 1993 to 2000, Mr. Lippincott held various sales positions within the company including Director of OEM Sales, Director of Retail Sales and Vice President of Enterprise Sales. In 2000, Mr. Lippincott began serving as General Manager of the company’s Internet Solutions Division, until 2004 when he accepted the role of Senior Vice President, Global Operations. Mr. Lippincott attended the University of California, Berkeley studying Business Administration.

Mr. Sperling joined us in April 1989 and has been our Director of Software Engineering since April 1992. He assumed the Chief Technology Officer position in September 1999. Mr. Sperling began his professional career as a software engineer with us and he currently has two patents and three patents pending for various telephony and Internet technologies. Mr. Sperling holds a B.S. degree in Computer Science and an MBA from the University of California, Irvine.

Mr. Yasbek joined the Company in May 2008 as the Chief Accounting Officer. Mr. Yasbek has held executive finance and information technology positions with REMEC, Paradigm Wireless Systems, Intellisys Group, Pacific Scientific Company, Symbol Technologies, TRW, and most recently as Chief Financial Officer of Alphatec Spine. He holds a B.S. in Accounting and M.B.A from Loyola Marymount University, and is a Certified Public Accountant.

Currently, each of our directors holds office until the annual meeting of stockholders in the year in which his term expires, or until his successor has been duly elected and qualified. Our officers are elected and serve at the discretion of our Board of Directors. There are no family relationships among any of our directors and executive officers.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This compensation discussion and analysis explains the material elements of the compensation awarded to, earned by, or paid during our last completed fiscal year to each of: William W. Smith, Jr., our President and Chief Executive Officer; Andrew C. Schmidt, our Vice President and Chief Financial Officer; Daniel Rawlings, our Chief Revenue Officer; Rick Carpenter, our Senior Vice President – Engineering; Christopher G. Lippincott, our Senior Vice President – Global Operations and Von Cameron, our former Executive Vice President – Worldwide Sales. These individuals are also referred to herein as our “named executive officers or NEOs.”

Compensation Program Objectives and Philosophy

The Compensation Committee of our Board of Directors currently oversees the design and administration of our executive compensation program. Our Compensation Committee’s primary objectives in structuring and administering our executive officer compensation program are to:

1.	attract, motivate and retain talented and dedicated executive officers;

2.	tie annual and long-term cash and stock incentives to achievement of measurable corporate and individual performance objectives; and

3.	reinforce business strategies and objectives for enhanced stockholder value.

To achieve these goals, our Compensation Committee maintains compensation plans that tie a portion of executives’ overall compensation to key strategic goals such as financial and operational performance, as measured by metrics such as revenue and adjusted profitability. Our Compensation Committee evaluates individual executive performance along with our Chief Executive Officer (other than with respect to his own performance) as part of the review process. The Committee seeks to establish overall compensation (including cash and equity awards) at levels the Committee believes are roughly comparable with average levels of compensation for executives at other fast-growing technology companies of similar size. The Committee also seeks to maintain internal equity among executives based on their individual roles while setting compensation packages that are necessary to attract experienced executives who can manage a larger, more complex organization. Our Compensation Committee performs at least annually a review of our executive officers’ compensation to determine whether we provide adequate incentives and motivation to our executive officers and whether we adequately compensate our executive officers relative to comparable officers in other similarly situated companies.

The principal elements of our executive compensation program are base salary, cash bonus awards, long-term equity incentives in the form of stock options and restricted stock, other benefits and perquisites, post-termination severance and acceleration of stock option and restricted stock vesting for certain named executive officers upon termination and/or a change in control. Our other benefits and perquisites consist of life and health insurance benefits and a qualified 401(k) savings plan.

We view these components of compensation as related but distinct. Although our Compensation Committee does review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or offset compensation from other components. We determine the appropriate level for each compensation component based in part, but not exclusively, on competitive benchmarking consistent with our recruiting and retention goals, our view of internal equity and consistency, and other considerations we deem relevant, such as rewarding extraordinary performance.

Role of Executive Officers in Compensation Decisions

Our Compensation Committee reviews and approves the compensation paid to our Chief Executive Officer. With regard to the compensation paid to each executive officer other than the Chief Executive Officer, the Chief Executive Officer reviews, on an annual basis, the compensation paid to each such executive officer during the past year and submits to the Compensation Committee his recommendations regarding the compensation to be paid to such persons during the next year. Following a review of such recommendations, the Committee will take such action regarding such compensation as it deems appropriate, including approving compensation in an amount the Compensation Committee deems reasonable.

Management plays a significant role in the compensation-setting process for executive officers, other than the Chief Executive Officer, by:

•	evaluating employee performance;

•	recommending business performance targets and establishing objectives; and

•	recommending salary levels, bonuses and equity-based awards.

Management also prepares meeting information for most Compensation Committee meetings, and the Chief Executive Officer participates in Committee meetings at the Compensation Committee’s request to provide:

•	background information regarding our strategic objectives;

•	his evaluation of the performance of the executive officers; and

•	compensation recommendations as to executive officers (other than himself).

Benchmarking of Compensation

The Compensation Committee believes it is important when making its compensation-related decisions to be informed as to current practices of similarly situated companies. In 2011, the Compensation Committee engaged a third party consultant, Compensia, to prepare a compensation study to assist the Committee as it sought to ensure that the Company was appropriately compensating our executives, including our named executive officers. In 2012, Compensia updated its study. The peer group included in the 2011 compensation study and 2012 update consisted of 14 companies providing both software and hardware, as well as national and California-based high technology companies with revenues in the range of $50 - $200 million, with similar ranges of market capitalization and employee base. The peer group consisted of the following companies: Acme Packet; Actuate; Art Technology Group; Broadsoft; DemandTec; Interactive Intelligence; KIT digital; Limelight Networks; Motricity; Novatel Wireless; Openwave Systems; OPNET Technologies; Sonus Networks; and Synchronos Technologies.

The compensation study focused on four primary aspects of executive compensation; base salary; annual incentive opportunities; total target cash compensation; and equity awards. The results of the 2011 benchmarking study comparing our executive compensation to that of our peers indicated that: base salaries for our named executive officers were generally positioned at the 40th percentile; annual target incentive opportunities as a percentage of base salaries were generally positioned well below the 25th percentile; total target cash compensation was generally positioned at the 25th percentile; and equity awards were on average at the 70th percentile of the market. In the 2012 update Compensia was not asked to address positioning of base salaries compared with our peer group since this was not considered necessary to the decision of the Committee.

2013 “Say-on-Pay” Advisory Vote on Executive Compensation.

In 2013, our stockholders approved a non-binding advisory “say-on-pay” proposal at our 2013 Annual Meeting of Stockholders, with approximately 91% of the votes cast voting in favor of that proposal. The Compensation Committee has taken into account and considered the results of the 2013 annual advisory “say-on-pay” vote. The Compensation Committee also considers numerous other factors in evaluating our executive compensation program, as discussed elsewhere in this Compensation Discussion and Analysis. In 2013, in response to the “say-on-pay” feedback, the Company eliminated the tax gross-up on future restricted stock grants. The Committee will continue to consider the results from this year’s and future advisory stockholder votes regarding our executive compensation program.

Base Compensation

We provide our named executive officers and other executives with base salaries that we believe enable us to hire and retain individuals in a competitive environment and to reward individual performance and contribution to our overall business goals, while taking into account the unique circumstances of our company. We review base salaries for our named executive officers annually and increases are generally based on our performance and individual performance. We also take into account the base compensation that is payable by companies that we believe to be our competitors and by other public companies with which we believe we generally compete for executives. The following table sets forth the annual base salaries of the named executive officers during 2013:

Named Executive Officer	Changes in Base Salary Compared to 2012
William W. Smith, Jr.	Increased from $450,000 to $475,000
Andrew C. Schmidt	Increased from $337,500 to $350,000
Daniel Rawlings	No change, remained at $250,000
Rick Carpenter	Increased from $235,200 to $255,200
Christopher G. Lippincott	No change, remained at $277,200
Von Cameron	No change, remained at $250,000

The Compensation Committee determined to minimally increase base salaries for certain executives for fiscal 2013 due to their continuing efforts to manage the restructuring of the Company’s operations and focus the Company’s transition to new product initiatives and customers in a dynamic business environment. The decisions regarding base salary discussed above and 2013 cash bonuses discussed below were made consistent with the Board’s compensation philosophy and the findings of our compensation study (discussed above under “Benchmarking of Compensation”), which determined in 2011 that our base salaries were generally positioned at the 40th percentile, balanced by the difficult business environment in 2012 and 2013 and the decline in year-over-year revenues of the Company.

Cash Bonus Awards

As part of our compensation program and in order to maintain appropriate financial incentives, our executive officers are eligible for cash bonus compensation pursuant to an annual cash bonus plan. Under the plan, cash bonuses are determined and paid each fiscal year on a quarterly basis based upon the achievement of certain performance objectives. Our cash bonus plan is designed to focus our management on achieving key corporate financial objectives, to motivate certain desirable behaviors and to reward achievement of our key corporate financial objectives and individual goals. Under the terms of the bonus plan, the Compensation Committee establishes performance objectives and annual target bonus amounts for each named executive officer. In determining the appropriate level of target bonus for each officer the Compensation Committee considers information provided through independent, third-party surveys and other information collected from public sources for similar positions at peer companies, relative base salary and bonus amounts for each individual and the recommendations of our Chief Executive Officer.

2013 Bonuses

The table below sets forth the decisions of the Compensation Committee during 2013 with respect to eligibility for a performance-based annual cash bonus by each of the named executive officers, which were made consistent with the Board’s compensation philosophy and the findings of our compensation study which determined that our annual target incentive opportunities were generally well below those of our peer group companies. The Compensation Committee determined to increase bonus eligibility for certain executives for fiscal 2013 due to their ongoing efforts in managing the restructuring of the Company’s operations and helping the Company transition to new product initiatives and customers in a dynamic business environment.

Named Executive Officer	Changes in Cash Based Bonus Eligibility Compared to 2012
William W. Smith, Jr.	Increased from $125,000 to $175,000
Andrew C. Schmidt	Increased from $100,000 to $120,000
Daniel Rawlings	No change, remained at $200,000
Rick Carpenter	Increased from $90,000 to $100,000
Christopher G. Lippincott	No change, remained at $113,220
Von Cameron	Increased from $200,000 to $240,000

In the first quarter of 2013, the Compensation Committee worked with senior management to establish the annual target bonus amounts and performance objectives under the bonus plan. For each performance objective the committee assigned a relative weighting to provide guidelines for setting actual cash payouts for each executive officer based on a percentage of the individual’s target bonus. The Compensation Committee retained wide discretion to interpret the terms of the bonus plan, including interpreting and determining whether the performance objectives had been met and the amount of cash bonus that may be paid pursuant to the bonus plan.

Our bonus plan contains performance objectives with a dollar value ascribed to each objective, so that the sum total equals the approved cash bonus target for each named executive officer. In 2013 the objectives for Messrs. Smith, Schmidt, Rawlings, Carpenter and Lippincott were (1) revenue achievement and (2) operating expense management, which were evenly weighted in terms of target cash bonuses. For each objective, the Compensation Committee applied the percentage by which the objective was achieved (which could exceed 100% in the case of quantitative performance objectives) to the dollar value ascribed to each objective. The dollar values for each objective were then combined to determine the actual cash bonuses paid to each executive.

Achievement of the quantitative performance objectives was determined on a quarterly basis based on our financial results for the preceding quarter. The table below outlines the quantitative performance objectives that were established for each named executive officer.

	Q4 2012	Q1 2013	Q2 2013	Q3 2013
(In Thousands)
Revenue	$23,449	$12,000	$13,000	$15,000
Operating Expenses (1)	$17,578	$14,230	$14,150	$14,204

(1)	Excluding restructuring costs, stock-based compensation and impairment of long-lived assets.

For 2013, based on the achievement of the objectives for our executive officers under our bonus plan, we paid bonuses of $148,646 (91% attained) to Mr. Smith, $105,222 (91% attained) to Mr. Schmidt, $146,183 (91% attained) to Mr. Rawlings, $88,437 (91% attained) to Mr. Carpenter and $103,627 (91% attained) to Mr. Lippincott. The cash bonuses paid to our Chief Executive Officer accounted for approximately 12% of his total compensation in 2013. For our other named executive officers in 2013, their cash bonuses, on average, accounted for 13.9% to 33.2% of their total compensation.

We believe that the performance objectives for our named executive officers were moderately difficult to achieve and that performance at a high level, while devoting full time and attention to their responsibilities, is required for our named executive officers to earn their respective cash bonuses.

Equity Compensation

We believe that for growth companies in the technology sector, equity awards are a significant compensation-related motivator in attracting and retaining executive-level employees. Accordingly, we have provided our named executive officers and other executives with long-term equity incentive awards that incentivize those individuals to stay with us for long periods of time, which in turn should provide us with greater stability over such periods than we would experience without such awards. While the majority of our long-term equity compensation awards historically have been in the form of stock options, we provided grants of restricted stock to each of our executive officers in 2013. We felt that granting restricted stock in 2013 provided additional incentive to our executives by providing them with immediate stock ownership, which helped align their interests with those of our stockholders.

We grant equity compensation to our executive officers and other employees under the 2005 Plan. We account for equity compensation paid to our employees under the rules of FASB ASC Topic 718, which requires us to estimate and record compensation expense over the vesting period of the award. All equity awards to our employees, including executive officers, and to our directors have been granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date.

Generally, we grant long-term equity awards to our named executive officers upon commencement of their employment, and the terms of those awards typically vest over four years. Additionally, from time to time, we grant subsequent long-term equity awards to our named executive officers based upon a number of factors, including rewarding executives for superior performance, maintaining a sufficient number of unvested long-term equity awards as a means to retain the services of such executives, providing increased motivation to such executives and ensuring that the total long-term equity awards are competitive with those of other companies competing for our named executive officers.

In February 2013 we granted shares of restricted stock to each of our named executive officers in the following amounts. The number of shares awarded to each individual was increased from the shares awarded in 2012 due to the elimination the tax gross-up payments related to this grant.

Name	Shares of Restricted Stock
William W. Smith, Jr.	300,000
Andrew C. Schmidt	150,000
Daniel Rawlings	25,000
Rick Carpenter	150,000
Christopher G. Lippincott	150,000
Von Cameron	150,000

The Committee implemented a vesting period for these 2013 restricted stock grants of four years. In addition, the Committee instituted a performance-based hurdle required for each executive to earn half of each total grant. One quarter of each grant would be earned if the Company achieved a specified 2013 net revenues target, and an additional one quarter of each grant would be earned if the Company achieved a specified 2013 operating expense target (determined on a non-GAAP basis, excluding restructuring costs, stock-based compensation and long-lived asset impairment), with a proportionate reduction in each grant if the targets were not fully met. Once performance against these hurdles is determined, the “earned” shares will still be subject to four-year periodic vesting tied to continued service with the Company. The other half of each total grant would be earned based on continuous service by the executive over the vesting period.

The specified 2013 net revenues target for these 2013 restricted stock grants was $56.5 million. However the Company recorded 2013 net revenues of $42.675 million, resulting in 75.53% attainment of this performance goal. The specified 2013 adjusted operating expense target (determined on a non-GAAP basis, excluding restructuring costs, stock-based compensation and long-lived asset impairment) was $56.812 million. Actual 2013 adjusted operating expenses were $51.328 million, resulting in 110.68% attainment of this performance goal. The weighted average of these two attainment calculations resulted in a blended attainment of 93%, resulting in the forfeiture of a portion of the 2013 restricted stock grants in 2014 to each of the named executive officers as follows:

Name	Restricted Shares Forfeited
William W. Smith, Jr.	10,473
Andrew C. Schmidt	5,236
Daniel Rawlings	866
Rick Carpenter	5,236
Christopher G. Lippincott	5,236
Von Cameron (1)	75,000

(1)	Mr. Cameron was not eligible to receive any of the 2013 Performance shares as a result of his termination in June 2014.

Executive Benefits and Perquisites

We provide the opportunity for our named executive officers and other executives to receive certain perquisites and general health and welfare benefits. We also offer participation in our defined contribution 401(k) plan. We provide a 20% match on all eligible employee contributions to our 401(k) plan. We provide these benefits to create additional incentives for our executives and to remain competitive in the general marketplace for executive talent.

Change in Control and Severance Benefits

We provide the opportunity for certain of our named executive officers to receive additional compensation or benefits under the severance and change in control provisions contained in their employment agreements. We provide this opportunity to attract and retain an appropriate caliber of talent in key positions. Our severance and change in control provisions for certain of our named executive officers are summarized below in “Employment Agreements” and “Potential Payments Upon Termination or Change in Control.”

Code Section 162(m)

It is our policy generally to qualify compensation paid to executive officers for deductibility under Section 162(m) of the Internal Revenue Code. Section 162(m) generally prohibits us from deducting the compensation of officers that exceeds $1,000,000 unless that compensation is based on the achievement of objective performance goals. We believe our 2005 Plan is structured to qualify stock options, restricted share and stock unit awards under such plan as performance-based compensation and to maximize the tax deductibility of such awards. However, we reserve the discretion to pay compensation to our officers that may not be deductible.

2014 Compensation Decisions

The following tables set forth the decisions of the Compensation Committee during the first quarter of 2014 with respect to both salary and eligibility for a performance-based annual cash bonus by each of the named executive officers:

Named Executive Officer	Changes in Base Salary Compared to 2013
William W. Smith, Jr.	No change, remained at $475,000
Andrew C. Schmidt	No change, remained at $350,000
Daniel Rawlings	No change, remained at $250,000
Rick Carpenter	No change, remained at $255,200
Christopher G. Lippincott	No change, remained at $277,200

Named Executive Officer	Changes in Cash Based Bonus Eligibility Compared to 2013
William W. Smith, Jr.	No change, remained at $175,000
Andrew C. Schmidt	No change, remained at $120,000
Daniel Rawlings	No change, remained at $200,000
Rick Carpenter	No change, remained at $100,000
Christopher G. Lippincott	No change, remained at $113,220

The decisions set forth above were made consistent with the Board’s compensation philosophy and the findings of our compensation study discussed above. Taking these factors into account and the Board’s compensation philosophy, the Compensation Committee also approved the issuance of new restricted stock grants to our named executive officers, effective February 2014, in the following amounts: Mr. Smith received a grant of 300,000 shares; and Messrs. Schmidt, Rawlings, Carpenter and Lippincott each received a grant of 150,000 shares. The 2014 grants will not be eligible for a tax gross-up payment. The Committee determined to maintain a vesting period for these 2014 restricted stock grants of four years. In addition, the Committee instituted a performance-based hurdle required for each executive to earn one half of each total grant. One quarter of each grant will be earned if the Company achieves a specified 2014 net revenues target, and an additional one quarter of each grant will be earned if the Company achieves a specified 2014 operating expense target (determined on a non-GAAP basis, excluding restructuring costs, stock-based compensation and impairment of long-lived assets), with a proportionate reduction in each grant if the targets are not fully met. Once performance against these hurdles is determined, the “earned” shares will still be subject to four-year periodic vesting tied to continued service with the Company.

Compensation Committee Report

The Compensation Committee establishes and oversees the design and functioning of our executive compensation program. We have reviewed and discussed the foregoing Compensation Discussion and Analysis with the management of the Company. Based on this review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Thomas G. Campbell

Samuel Gulko

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the annual compensation for services provided to us by our named executive officers during 2013, 2012 and 2011.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (1)		Non-Equity Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
William W. Smith, Jr. President and Chief Executive Officer	2013 2012 2011	$471,585 450,000 450,000	$510,000 530,000 1,405,500	$	— — —	$148,646 95,670 115,180	$110,590 133,004 385,351	$1,241,111 1,208,674 2,325,031
Andrew C. Schmidt VP and Chief Financial Officer	2013 2012 2011	348,437 337,500 337,500	255,000 265,000 702,750		— — —	105,222 76,536 61,572	50,593 61,109 186,673	759,253 740,145 1,288,495
Daniel Rawlings Chief Revenue Officer	2013 2012 2011	250,000 3,846	42,500		56,250	146,183	1,680	496,613
Rick Carpenter SVP - Engineering	2013 2012 2011	252,700 235,200 231,000	255,000 265,000 702,750		— — —	88,437 69,331 52,318	42,094 31,789 62,367	638,231 601,320 1,048,435
Christopher G. Lippincott SVP - Global Operations	2013 2012 2011	277,200 277,200 264,000	255,000 265,000 702,750		— — —	103,627 86,654 147,227	42,592 45,657 127,305	678,402 674,511 1,241,282
Von Cameron EVP - Sales (4)	2013 2012 2011	122,275 250,000 250,000	255,000 265,000 702,750		— — —	159,571 153,072 113,041	209,537 51,774 153,548	746,383 719,846 1,219,339

(1)	The amounts shown in these columns represent the aggregate grant date fair value of Restricted Shares and Stock Options granted in those years computed in accordance with FASB ASC Topic 718. Generally, the aggregate grant date fair value is the amount that the company expects to expense in its financial statements over the award’s vesting schedule. These amounts reflect the company’s accounting expense and do not correspond to the actual value that will be realized by the named executives. For Restricted Shares, the fair value is calculated using the closing price of our stock on the date of grant. Stock Options are valued using the Black Scholes Option Pricing Model. The assumptions we used with respect to the valuation of stock grants are set forth in Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.
(2)	The amounts in this column reflect the cash awards paid pursuant to our 2013, 2012 and 2011 bonus plans.
(3)	The table set forth below titled “All Other Compensation” provides additional information regarding these amounts.
(4)	Mr. Cameron ceased to be an employee on June 14, 2013.

All Other Compensation

The amounts shown for “All Other Compensation” for 2013 include the following:

Named Executive Officer	Tax Grossup	Tax Preparation Fees	401K Matching Contribution	Payout of Accrued Vacation at Termination	Severance (including COBRA reimbursement)
William W. Smith, Jr.	$94,184	$12,906	$3,500	$—	$—
Andrew C. Schmidt	47,093	—	3,500	—	—
Daniel Rawlings	—	—	1,680	—	—
Rick Carpenter	38,594	—	3,500	—	—
Christopher G. Lippincott	41,392	—	1,200	—	—
Von Cameron	39,442	—	1,760	27,204	141,130

Grants of Plan Based Awards in Fiscal 2013

The following table sets forth information with regard to (a) potential cash bonuses that were payable during 2013 under our performance-based, non-equity incentive bonus plan, and (b) grants of shares of restricted stock made to our named executive officers during 2013. The actual amounts paid pursuant to the 2012 bonus plan are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		All Other Stock Awards; Number of Shares of Stock (3)	Grant Date Fair Value of Stock Awards
Name	Grant Date	Target ($) (2)	Maximum ($)
William W. Smith, Jr.	2/11/2013	$162,500	—	300,000	$510,000
Andrew C. Schmidt	2/11/2013	$115,000	—	150,000	$255,000
Daniel Rawlings	2/11/2013	$200,000	—	25,000	$98,750
Rick Carpenter	2/11/2013	$97,500	—	150,000	$255,000
Christopher Lippincott	2/11/2013	$113,220	—	150,000	$255,000
Von Cameron	2/11/2013	$230,000	—	150,000	$255,000

(1)	Amounts shown in these columns are the estimated possible payouts under the 2013 bonus plan based on certain assumptions about the achievement of Company and individual performance objectives, based upon the probable outcome of such conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. The performance objectives under the 2012 bonus plan, as well the Compensation Committee’s pay-out determinations for the 2013 bonus plan, are discussed above under “Compensation Discussion and Analysis – Cash Bonus Awards – 2013 Bonuses.”
(2)	Calculated as one quarter of the eligible amount under the 2012 bonus plan and three quarters of the eligible amount under the 2013 bonus plan.
(3)	Additional information regarding the shares of restricted stock and stock options granted to the named executive officers is discussed above under “Compensation Discussion and Analysis – Equity Compensation” and below under “Employment Agreements.”.

Outstanding Equity Awards at December 31, 2013

The following table sets forth the number of securities underlying outstanding equity awards for each named executive officer as of December 31, 2013, as well as the number of outstanding unvested shares of restricted stock held by each named executive officer as of December 31, 2013.

	Option awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($) (1)
William W. Smith, Jr.	56,250	(2)	—	1.91	7/1/2014
	200,000	(2)	—	4.95	7/27/2015
	200,000	(2)	—	12.55	2/18/2017
						6,233	(3)	$9,225
						27,076	(4)	$40,072
						102,994	(5)	$152,431
						268,750	(6)	$397,750
Andrew C. Schmidt	100,000	(2)	—	12.55	2/18/2017
						3,117	(3)	4,613
						13,539	(4)	20,038
						51,494	(5)	76,211
						134,375	(6)	198,875
Daniel Rawlings	75,000	(2)		1.36	3/13/2023	22,396	(3)	33,146
Rick Carpenter						2,078	(3)	3,075
						13,539	(4)	20,038
						51,494	(5)	76,211
						134,375	(6)	198,875
Christopher G. Lippincott	35,000	(2)	—	12.55	2/18/2017
						2,078	(3)	3,879
						13,539	(4)	20,038
						51,494	(5)	76,211
						134,375	(6)	198,875

(1)	Determined by multiplying the number of shares by $1.48, the closing price for our stock on the Nasdaq Global Market on December 31, 2013.
(2)	25% vested after one year, the balance over 36 successive monthly installments.

(3)	50% vests in 48 equal monthly installments, 50% based on 2010 performance and vested 25% in February 2011 with the balance in 36 equal successive monthly installments.
(4)	50% vests in 48 equal monthly installments, 50% based on 2011 performance and vested 25% in February 2012 with the balance in 36 equal successive monthly installments.
(5)	50% vests in 48 equal monthly installments, 50% based on 2012 performance and vested 25% in February 2013 with the balance in 36 equal successive monthly installments.
(6)	50% vests in 48 equal monthly installments, 50% based on 2013 performance and vested 25% in March 2014 with the balance in 36 equal successive monthly installments.

Option Exercises and Stock Vested during Fiscal 2013

The following table sets forth information regarding exercises of stock options and vesting of restricted stock awards held by each of our named executive officers during 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($) (2)
William W. Smith, Jr.	—	$—	171,193	$221,319
Andrew C. Schmidt	—	—	85,599	110,661
Daniel Rawlings	—	—	2,604	3,023
Rick Carpenter	—	—	75,486	96,669
Christopher G. Lippincott	—	—	77,040	99,460
Von Cameron (3)	—	—	67,366	93,379

(1)	Represents the difference between the exercise price and the fair market value of the common stock on the date of exercise.
(2)	Represents the market value per share times the number of shares vested on the vesting date.
(3)	Includes the accelerated vesting of 23,980 shares per Mr. Cameron’s separation agreement.

Employment Agreements

Letter Agreement with Andrew C. Schmidt

We entered into a letter agreement with Andrew C. Schmidt, our Chief Financial Officer, effective June 14, 2005. The letter agreement provides for an initial base salary of $220,000 per annum and eligibility to receive bonus awards at the discretion of the Compensation Committee of the Board of Directors. Mr. Schmidt is also eligible to participate in any and all plans providing general benefits to our employees, subject to the provisions, rules and regulations applicable to each such plan. Effective February 5, 2013, Mr. Schmidt’s base salary was set at $350,000.

Mr. Schmidt’s employment letter agreement also provides that he is eligible to participate in our 2005 Stock Plan. In 2013, Mr. Schmidt received a grant of 144,764 shares of restricted stock, adjusted by the attainment of revenue and operating expense goals for 2013, and vesting over four years.

Mr. Schmidt’s employment may be terminated at any time, with or without cause and with or without notice, by Mr. Schmidt or by us. If Mr. Schmidt’s employment is terminated by us without cause within twelve months following a Corporate Transaction (as defined in the agreement), we will provide Mr. Schmidt payment of salary for the six months following the termination of employment. The letter agreement states that Mr. Schmidt’s employment is of no set duration.

Agreement with William W. Smith, Jr.

In June 2005, we agreed to make to William W. Smith, Jr., Chief Executive Officer, a lifetime payment of $6,000 annually, subject to annual increases of 5%, in connection with his future retirement or resignation from employment. The agreement provides that we may, at our option, discharge our obligations under the agreement by purchasing a single premium annuity for the benefit of Mr. Smith. We estimate that it would cost approximately $150,000 to purchase such an annuity.

Separation Agreement with Von Cameron

In connection with Mr. Cameron’s resignation, effective July 9, 2013, Mr. Cameron and the Company entered into an Agreement and General Release (the “Separation Agreement”). The Separation Agreement provided that in exchange for executing the Separation Agreement, which included a general release of claims in favor of the Company and its officers, directors, employees and other affiliates, Mr. Cameron was provided with benefits consisting of (i) a lump-sum payment of $83,333, (ii) continuation of bonus payments based on the Company’s operating results through October 31, 2013, (iii) accelerated vesting of 23,980 shares of restricted stock, and (iv) reimbursement of the cost of the COBRA premium for health insurance coverage through October 31, 2013.

Other than as disclosed above, none of the named executive officers has an employment agreement with us, and the employment of each of the named executive officers may accordingly be terminated at any time at the discretion of the Board of Directors.

Potential Payments Upon Termination or Change in Control

The Compensation Committee believes that change in control agreements are appropriate and serve an important business purpose for the company. The Committee believes that these benefits aid in recruiting and retaining talent in a competitive market. Also, benefits are provided in the event of termination of employment following a change in control, which are intended to motivate executive officers to remain with the company despite the uncertainty and dislocation that arises in the context of change in control situations. The change in control agreements are an important part of our overall compensation objectives, particularly our goal of retaining the best qualified executive officers, and do not affect the decisions made with respect to other compensation elements.

Mr. Schmidt

Pursuant to the employment letter agreement with Mr. Schmidt, if his employment is terminated without cause within twelve months following a Corporate Transaction he is entitled to a severance benefit equal to six months of base salary, subject to required withholding and payable in accordance with our regular and customary payroll practices. In addition, pursuant to his stock option and restricted stock agreements, he is entitled to accelerated vesting of options and restricted stock in the event of a Corporate Transaction. Assuming the employment of Mr. Schmidt were to be terminated without cause within twelve months following a Corporate Transaction as of December 31, 2013, he would be entitled to an aggregate of $474,737 in change in control benefits, consisting of (i) $175,000 to be paid over the six month period following such termination, subject to required withholding and in accordance with our regular and customary payroll practices, and (ii) accelerated vesting of 202,525 shares of restricted stock with a value of $299,737 (based on the number of shares times the December 31, 2013 closing market price for our stock). We are not required to make any cash payments to Mr. Schmidt if his employment is terminated by us for cause or on account of death or disability or by Mr. Schmidt.

For purposes of Mr. Schmidt’s employment letter agreement, (i) “Corporate Transaction” is defined as any of the following stockholder approved transactions to which we are a party: (a) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of our outstanding securities are transferred to a person or persons different from the persons holding those securities immediate prior to such transaction, or (b) the sale, transfer or other disposition of all or substantially all of our assets in complete liquidation or dissolution of Smith Micro; and (ii) “cause” is not defined. We gave these benefits to Mr. Schmidt in order to retain his services.

Mr. Schmidt is bound by the terms of a Proprietary Information and Inventions Agreement which survives the termination of his employment. This agreement provides in part that he will not disclose our confidential information to any third party.

Mr. Smith

We have an agreement with Mr. Smith pursuant to which we agreed to a lifetime payment of $6,000 annually, subject to annual increases of 5%, in connection with his future retirement or resignation from employment; provided that we may, at our option, discharge our obligations under the agreement by purchasing a single premium annuity for the benefit of Mr. Smith, the estimated cost of which is approximately $150,000. Assuming Mr. Smith’s employment was terminated as of December 31, 2013, and further assuming that we determined to satisfy our obligations under his agreement by purchasing a single premium annuity for the benefit of Mr. Smith, we would have been obligated to spend $150,000 to purchase the annuity.

Stock Options and Restricted Stock

Each of our named executive officers holds options and shares of restricted stock that would vest, subject to the satisfaction of certain other conditions included in the option agreements and restricted stock agreements, upon a “Corporate Transaction.” For purposes of these agreements, “Corporate Transaction” is defined as either of the following stockholder-approved transactions to which we are a party: (i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of our outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or (ii) the sale, transfer or other disposition of all or substantially all of our assets in our complete liquidation or dissolution. We provide this benefit in order to properly incent our executives to support a Corporate Transaction that would be deemed beneficial to our shareholders.

Assuming a Corporate Transaction occurred as of December 31, 2013 and the other conditions included in the restricted stock agreements were satisfied, the following individuals would be entitled to accelerated vesting of the following shares of restricted stock:

Name	Value of accelerated stock awards following Change in Control (1)
William W. Smith, Jr.	Immediate vesting of 405,053 shares with a value of $599,478.
Andrew C. Schmidt	Immediate vesting of 202,525 shares with a value of $299,737.
Daniel Rawlings	Immediate vesting of 22,396 shares with a value of $33,146.
Rick Carpenter	Immediate vesting of 201,486 shares with a value of $298,199.
Christopher G. Lippincott	Immediate vesting of 201,486 shares with a value of $298,199.

(1)	Based on the December 31, 2013 closing market price of $1.48.

Director Compensation for Fiscal 2013

The following table sets forth compensation that our directors (other than directors who are named executive officers) earned during 2012 for services as members of our Board of Directors.

Name	Fees earned or paid in cash ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Total ($)
Andrew Arno (2)	$10,000	$17,000	$975	$27,975
Thomas G. Campbell (3)	10,000	17,000	975	27,975
Samuel Gulko (4)	10,000	17,000	975	27,975
Gregory J. Szabo (5)	10,000	17,000	975	27,975

(1)	The amounts shown represent the grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions we used with respect to the valuation of stock and option grants are set forth in Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.
(2)	Mr. Arno has options to purchase 10,000 shares outstanding as of December 31, 2013.
(3)	Mr. Campbell has options to purchase 15,000 shares outstanding as of December 31, 2013.

(4)	Mr. Gulko has options to purchase 40,000 shares outstanding as of December 31, 2013.
(5)	Mr. Szabo has options to purchase 10,000 shares outstanding as of December 31, 2013.

Summary of Director Compensation

Non-employee members of the Board of Directors receive fees of $2,500 quarterly for Board and committee service, and are reimbursed for their out-of-pocket expenses in connection with service on the Board of Directors. Non-employee members of the Board of Directors are eligible to receive periodic option grants pursuant to the Automatic Option Grant Program in effect under our 2005 Plan and are eligible to receive discretionary awards under the Plan’s Discretionary Option Grant and Stock Issuance Programs.

Under the 2005 Plan, each non-employee director is entitled to receive an option grant for 10,000 shares in connection with his or her initial appointment to the Board of Directors. Each such option will have an exercise price per share equal to the closing sale price per share of common stock on the grant date and a maximum term of 10 years measured from the grant date. Each option will be immediately exercisable for all the option shares, but any shares purchased under the option will be subject to repurchase by us, at the option exercise price paid per share, in the event the optionee ceases to serve as a member of the Board of Directors prior to vesting in the option shares. The options will vest (i.e., the repurchase right will lapse) in a series of four successive equal annual installments over the optionee’s period of service on the Board of Directors, with the first installment to vest upon his or her completion of one year of serving as a member of the Board of Directors measured from the grant date. The option shares will immediately vest in full upon certain changes in control or ownership or upon the optionee’s death or disability while still serving as a member of the Board of Directors.

At each Annual Meeting of Stockholders, each individual who will continue to serve as a non-employee member of the Board of Directors will receive an additional option grant for 5,000 shares, provided such individual has served on the Board of Directors for at least six months. Each option will have an exercise price per share equal to the closing sale price per share of common stock on the date of the Annual Meeting and a maximum term of 10 years measured from such date, subject to earlier termination upon the optionee’s cessation of service on the Board of Directors. The option will be immediately exercisable for all the option shares, but any shares purchased under the option will be subject to repurchase by us, at the option exercise paid per share, should the optionee stop serving as a member of the Board of Directors prior to the completion of one year of service measured from the grant date.

On February 11, 2013, each director then serving received a special discretionary grant of 10,000 shares of restricted stock valued at $1.70 per share which vested in equal installments over the next 12 months.

Compensation Committee Interlocks and Insider Participation

In fiscal 2013, the members of our Compensation Committee were Messrs. Campbell and Gulko, who are both non-employee directors. None of such Committee members (i) were during fiscal 2013 an officer or employee of us or any of our subsidiaries, or (ii) is formerly an officer of us or any of our subsidiaries.

ANNUAL REPORT

Our Annual Report on Form 10-K for the 2013 fiscal year, filed with the Securities and Exchange Commission on March 7, 2014, is being mailed along with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material. Stockholders may also obtain a copy of the Annual Report, including the financial statements and financial statement schedules, without charge, by writing to Ms. Carla Fitzgerald, Vice President, at our principal executive offices located at 51 Columbia, Aliso Viejo, California 92656. We will furnish upon request any exhibits to the Form 10-K upon the payment by the requesting stockholder of our reasonable expenses in furnishing such exhibits. Our Annual Report on Form 10-K, as well as certain other reports, proxy statements and other information regarding Smith Micro, are also available on our website at http://www.smithmicro.com or the Securities and Exchange Commission’s public website at http://www.sec.gov.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Company stockholders will be “householding” our proxy materials. A single annual report and proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may (1) if you are not a stockholder of record, notify your broker, or (2) if you are a stockholder of record, direct your written request to Investor Relations, Smith Micro Software, Inc., 51 Columbia, Aliso Viejo, California 92656 or your oral request to the Marketing Department at (949)362-5800. The Company will promptly deliver, upon request as described above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered. If you currently receive multiple copies of the proxy statement at your address and would like to request “householding” of these communications, please contact your broker if you are not a stockholder of record; or contact our Investor Relations department if you are a stockholder of record, using the contact information provided above.

OTHER MATTERS

We know of no other matters to be brought before the Annual Meeting. If any other matter is properly presented for consideration at the Annual Meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

All stockholders are urged to complete, sign, date and return the accompanying Proxy Card in the enclosed envelope.

By Order of the Board of Directors,

Andrew C. Schmidt
Corporate Secretary Aliso Viejo, California April 25, 2014

PROXY CARD

SMITH MICRO SOFTWARE, INC.

PROXY

Annual Meeting of Stockholders — June 5, 2014

This Proxy is Solicited on Behalf of the Board of Directors of

Smith Micro Software, Inc.

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on June 5, 2014 and the related Proxy Statement, and appoints William W. Smith, Jr. and Andrew C. Schmidt, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Smith Micro Software, Inc. (the “Company”) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held at the offices of Smith Micro Software, Inc., located at 51 Columbia, Aliso Viejo, CA 92656, on Thursday, June 5, 2014, at 10:00 a.m. Pacific Time (the “Annual Meeting”), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on this proxy card.

1.	Election of Directors. To elect two directors to serve for a three-year term ending at the 2017 Annual Meeting of Stockholders or until their successors are duly elected and qualified:

	FOR	WITHHOLD AUTHORITY TO VOTE

William W. Smith, Jr.	☐	☐

Gregory J. Szabo	☐	☐

2.	“Say-on-Pay” Proposal: Advisory vote to approve the compensation of named executive officers.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	Ratification of the appointment of SingerLewak LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2014.	FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	Other Business. In accordance with the discretion of the proxy holders, the proxy holders are authorized to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors recommends a vote FOR the directors listed above and a vote FOR each of the listed proposals. This Proxy, when properly executed, will be voted as specified above. If no specification is made, this Proxy will be voted FOR the election of the directors listed above and FOR each of the other proposals.

Please print the name(s) appearing on each share certificate(s) over which you have voting authority:
(Print name(s) on certificate)
Please sign your name:	Date:
(Authorized Signature(s))

Important notice regarding the availability of proxy materials for the stockholder meeting to be held on June 5, 2014: The Proxy Statement and Annual Report are available at http://www.edocumentview.com/SMSI